UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 8, 2009 (June 8, 2009)

HRPT PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-332-3990

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 8.01  Other Events.

Government Properties Income Trust

As we, HRPT Properties Trust, or HRPT, previously reported, our wholly-owned subsidiary, Government Properties Income Trust, or GOV, filed a registration statement with the Securities and Exchange Commission, or SEC, for the initial public offering, or IPO, of 10 million common shares of beneficial interest, or common shares.  The GOV registration statement was declared effective by the SEC on June 2, 2009 and the IPO was completed on June 8, 2009.  As a result, our percentage ownership of GOV was reduced from 100% to 49.9% of the outstanding GOV common shares (46.4% if the underwriters’ over allotment option is exercised in full).  Prior to the IPO, we transferred to GOV in April 2009, 29 properties, or the GOV Properties, 25 of which are leased primarily to the U.S. Government and four of which are leased to the States of California, Maryland, Minnesota and South Carolina. The GOV Properties contain approximately 3.3 million rentable square feet and are located in 14 states and the District of Columbia.

To govern the separation of GOV from us, we entered into a transaction agreement, or the Transaction Agreement, with GOV on June 8, 2009, which provides:

•                  that the current assets and liabilities from the GOV Properties, as of the time of closing of the IPO, were settled between us and GOV so that we retained all pre-closing current assets and liabilities and GOV retained all post-closing current assets and liabilities;

•                  that GOV will indemnify us with respect to any liability relating to any GOV Property, including liabilities which arose before GOV’s formation; and

•                  that so long as we own in excess of 10% of GOV’s outstanding common shares, we and GOV engage the same manager or we and GOV have any common managing trustees, (1) we will not acquire ownership (including fee interest, leaseholds, joint ventures, mortgages or other real estate assets) of properties which are majority leased to government tenants, unless a majority of GOV’s independent trustees who are not also trustees of ours have determined not to make the acquisition, (2) GOV will not acquire ownership (including fee interest, leaseholds, joint ventures, mortgages or other real estate assets) of office or industrial properties which are not majority leased to government tenants, unless a majority of our independent trustees who are not also trustees of GOV have determined not to make the acquisition, (3) GOV will have a right of first refusal to purchase any property owned by us that we determine to divest if the property is then majority leased to government tenants, which right of first refusal will also apply in the event of an indirect sale of any such properties resulting from a change of control of us, (4) GOV and we will cooperate to enforce the ownership limitations in our and its respective declarations of trust as may be appropriate for each of us to qualify for and maintain tax status as a real estate investment trust, or REIT, and otherwise to promote our respective orderly governance, and (5) we and GOV will cooperate to file future tax returns, including appropriate allocations of taxable income, expenses and other tax attributes.

The above restrictions will not prohibit us from leasing our current and future properties to government tenants.

In connection with the closing of the IPO, on June 8, 2009, we also entered into an amended and restated business management agreement, or the Management Agreement, with Reit Management & Research LLC, or RMR, our manager.  As a result of this amendment, our management fees to RMR have been reduced by the amount of fees that we currently pay on the GOV Properties.

The descriptions of the Transaction Agreement and the Management Agreement are qualified in their entirety by reference to the copies of the Management Agreement and the Transaction Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Federal Income Tax Considerations

The following summary of federal income tax considerations relating to HRPT and its shareholders supersedes the description of these matters in our annual report for the year ended December 31, 2008.  Our counsel, Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussion in this section is accurate in all material respects and fairly summarizes the federal income tax issues related to HRPT, and that the opinions of counsel referred to in this section represent Sullivan & Worcester LLP’s opinions on these subjects.  Specifically, subject to the qualifications and assumptions contained in its opinions and in this Current Report on Form 8-K, which we refer to as this Current Report, Sullivan & Worcester LLP has rendered opinions to the effect:

•                  that we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended, or the IRC, for our 1987 through 2008 taxable years, and that our current investments and plan of operation enable us to continue to meet the requirements for qualification and taxation as a REIT under the IRC; however, our continued qualification and taxation as a REIT will depend upon our compliance with various qualification tests imposed under the IRC and summarized below; and

•                  that beginning with its taxable year that commenced upon the date of GOV’s initial sale of shares for cash, GOV has been organized in conformity with the requirements for qualification as a REIT under the IRC, and that GOV’s current investments and plan of operation enable it to continue to meet the requirements for qualification and taxation as a REIT under the IRC; however, GOV’s continued qualification and taxation as a REIT will depend upon its compliance with the various qualification tests imposed under the IRC.

While we believe that we will satisfy the applicable REIT tests under the IRC at all times, our counsel has not reviewed and will not review compliance with these tests on a continuing basis.  If we fail to qualify as a REIT, we will be subject to federal income taxation as if we were a

C corporation and our shareholders will be taxed like shareholders of C corporations.  In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our shareholders may be reduced or eliminated.

The following summary of federal income tax considerations is based on existing law, and is limited to investors who own our shares as investment assets rather than as inventory or as property used in a trade or business.  The summary does not discuss all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

•                  a bank, life insurance company, regulated investment company, or other financial institution;

•                  a broker, dealer or trader in securities or foreign currency;

•                  a person who has a functional currency other than the U.S. dollar;

•                  a person who acquires our shares in connection with employment or other performance of services;

•                  a person subject to alternative minimum tax;

•                  a person who owns our shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction, or conversion transaction; or

•                  except as specifically described in the following summary, a tax-exempt entity or a foreign person.

The IRC sections that govern federal income tax qualification and treatment of a REIT and its shareholders are complex.  This presentation is a summary of applicable IRC provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect.  Future legislative, judicial, or administrative actions or decisions could also affect the accuracy of statements made in this summary.  We have not received a ruling from the Internal Revenue Service, or IRS, with respect to any matter described in this summary, and we cannot assure you that the IRS or a court will agree with the statements made in this summary.  The IRS or a court could, for example, take a different position, which could result in significant tax liabilities for applicable parties, from that described in this summary with respect to our acquisitions, operations, restructurings or any other matters described in this summary.  In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local, or foreign tax consequences.  For all these reasons, we urge you and any prospective acquiror of our shares to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our shares.  Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this Current Report.  If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Your federal income tax consequences may differ depending on whether or not you are a “U.S. shareholder.”  For purposes of this summary, a “U.S. shareholder” for federal income tax purposes is:

•                  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•                  an entity treated as a corporation for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to federal income taxation regardless of its source; or

•                  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty.  Conversely, a “non-U.S. shareholder” is a beneficial owner of our shares who is not a U.S. shareholder.  If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our shares.

Federal income tax considerations to HRPT from the creation and IPO of GOV.

Our formation of GOV, followed by GOV’s issuance of its shares to the public in its IPO, impacted our own REIT qualification and taxation under the IRC in the following manner.

Formation of GOV.  Prior to its IPO, GOV and its wholly-owned subsidiaries were wholly owned by us.  During this period GOV and its subsidiaries were disregarded as entities separate from us for federal income tax purposes, either under the regulations issued under Section 7701 of the IRC or under the qualified REIT subsidiary rules of Section 856(i), all as described below.  Accordingly, all assets, liabilities and items of income, deduction and credit of GOV and its subsidiaries during this period, including in particular the outstanding indebtedness on the GOV credit facility, were treated as ours.  Under the Transaction Agreement, the federal income tax liabilities and federal income tax filings for GOV and its subsidiaries for this period are our responsibility.

Our Taxation upon GOV’s IPO.  When GOV first issued shares to persons other than us (the “Effective Time”), GOV ceased to be wholly owned by us.  As a consequence, GOV and its subsidiaries ceased to be disregarded as entities separate from us for federal income tax purposes.  Instead, at that time, GOV became regarded as a separate corporation that intends to satisfy the requirements for qualification as a REIT under the IRC, and its subsidiaries ceased to be treated as part of us and became disregarded entities treated as part of the newly separate GOV.  In particular, there was a “Deemed Exchange” for federal income tax purposes at the time when GOV ceased to be wholly owned by us, and this Deemed Exchange encompassed the following features:

•                  The cash, assets, and liabilities distributed from GOV to us prior to its issuance of shares in the IPO were treated as cash, assets, and liabilities retained by us and not included in the Deemed Exchange.

•                  The assets retained by GOV were treated as though contributed by us to GOV in the Deemed Exchange.

•                  The liabilities retained by GOV (other than the approximately $6 million reimbursement obligation to us), including in particular the outstanding balance on the GOV credit facility, were treated as liabilities of ours that were assumed by GOV in the Deemed Exchange.

•                  We were treated as receiving, as consideration in the Deemed Exchange, (1) the GOV shares that we owned immediately after the Effective Time, (2) the liabilities retained by GOV and treated as assumed by it from us in the Deemed Exchange, plus (3) GOV’s obligation to reimburse us for approximately $6 million that we advanced to GOV.

For the Deemed Exchange to be nontaxable to us for federal income tax purposes (except up to the extent of the approximately $6 million reimbursement obligation to us from GOV), each of the three issues discussed below must be concluded upon favorably.  Based on representations from us and from GOV, our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that the Deemed Exchange should be governed by Sections 351(a) and 357(a) of the IRC, except for up to approximately $6 million of gain recognized by us under Section 351(b) of the IRC in respect of GOV’s obligation to reimburse us for certain amounts that we advanced to GOV, all for the reasons discussed below.

First, Section 351(e) of the IRC must not apply to the Deemed Exchange, or else it would disqualify the Deemed Exchange from Sections 351(a) and 351(b) treatment altogether.  Section 351(e) and applicable regulations provide that, if our contribution of assets to GOV in the Deemed Exchange resulted, directly or indirectly, in diversification for us, then Sections 351(a) and 351(b) would not apply to the Deemed Exchange.  Because GOV intends to be a REIT and because the public is viewed as having contributed cash to GOV in the Deemed Exchange, our contribution of assets to GOV in the Deemed Exchange is automatically treated as resulting in diversification for us unless the assets we contributed to GOV in the Deemed Exchange were already a diversified portfolio.  That is, if the GOV portfolio was already a diversified portfolio, then the Deemed Exchange did not result in diversification for us, and thus Section 351(e) did not apply.  Current regulations under Section 351(e) provide a diversification standard for investment securities, including a provision that treats federal government securities as automatically diversified; but these regulations do not provide a diversification standard for real estate.  Still, the IRS has over the years issued several private letter rulings on diversified real estate portfolios, in each instance concluding that the real estate portfolio in question was a diversified portfolio and thus that Section 351(e) was inapplicable.  These private letter rulings do not consistently cite the same diversification factors, but cumulatively they reference similar factors such as geographic diversity, tenant diversity, lease length diversity and asset type diversity.  Although private letter rulings are not precedential and cannot be relied upon by taxpayers other than the ones to whom they are addressed, they do provide insight into how the IRS interprets and applies the federal income tax law.

We believe that the GOV real estate portfolio at the Effective Time was diversified for Section 351(e) purposes, given the properties’ diversity in geography, size, age, operating history and remaining lease length.  We believe that having the federal government as the principal tenant in most of the GOV portfolio does not detract from the diversified nature of these properties for several reasons, including:

•                  notwithstanding the presence or absence of tenant diversification, the owner of the portfolio continues to have an economic stake in each individual property through its residual interest in each property at the expiration of each property’s lease(s);

•                  the portfolio’s modest number of tenants is consistent with the business model of other publicly traded REITs and with prudent real estate practices generally;

•                  tenant diversity may be a proxy for diverse outcomes as to lease renewals, and the GOV portfolio’s outcomes as to lease renewals are sufficiently diversified because the properties are leased to many different government agencies, some of which may have renewal needs and others of which may not;

•                  tenant diversity may also be a proxy for exposure to diverse credit profiles, but as with federal government securities, which are treated as automatically diversified in the context of an investment securities portfolio, presumably on the theory that there is little or no credit risk, so too should real estate tenanted by the federal government be treated as automatically diversified in the context of a real estate portfolio.

Based on the above analysis, we believe that Section 351(e) does not apply to the Deemed Exchange.

Second, Section 357(a) provides that liabilities assumed by a transferee from a transferor, in connection with a transfer of assets from the transferor to the transferee governed by Sections 351(a) and 351(b), will not be taxable consideration to the transferor.  However, Section 357(b) provides that Section 357(a) will not apply, and thus all assumed liabilities will constitute taxable consideration (up to the amount of actual realized gains), if any liability assumption in the transaction was made either with a purpose to avoid federal income tax or without a bona fide business purpose.  In Revenue Ruling 79-258, 1979-2 C.B. 143, and in several subsequent private letter rulings, the IRS applied Sections 357(a) and 357(b) to conclude that a proportional part of the total debt of a parent corporation can be allocated to the properties and assets contributed to a new subsidiary and that this proportional part can be assigned to and assumed by the subsidiary as follows:  the subsidiary may assume a new debt, the loan proceeds of which are used by the parent to pay down the parent’s other, older debt.  In effect, the new debt is successor indebtedness of the parent which has been proportionately assigned to and assumed by the subsidiary.  We and GOV attempted to structure the Deemed Exchange so as to come within the principles articulated in these published and private rulings, and we believe that we have done so.  For example, based on our computations, in the Deemed Exchange we and GOV believe that we allocated, and therefore that GOV assumed in the form of the GOV credit facility and GOV’s other liabilities, no more than a proportional part of our overall indebtedness prior to the Deemed Exchange.  Accordingly, we believe that GOV’s assumption of liabilities from us in the Deemed Exchange is nontaxable consideration to us under Section 357(a) of the Code.

Third, related to but perhaps distinct from the preceding issue under Sections 357(a) and 357(b) of the IRC, Waterman Steamship v. Commissioner, 430 F.2d 1185 (5th Cir. 1970), and subsequent tax cases apply a judicial recharacterization rule to pre-transaction dividends funded from newly borrowed proceeds.  Under this case law, part or all of a pre-transaction dividend funded from a new borrowing is recharacterized as a taxable sale for cash, if the borrowing is paid off post-transaction with proceeds from cash investors, and if the new borrowing is temporary and supported by the impending cash investment.  This case law, to the extent applicable to our transactions with GOV, would overturn our nontaxable treatment of the debt funded, cash dividend paid by GOV to us prior to the Deemed Exchange, and instead would recharacterize that cash flow as our cash sale of a portion of GOV to the new public shareholders of GOV, a characterization which would render Sections 351(a) and 351(b) of the IRC inapplicable.  For a number of reasons, we believe that this case law does not apply to our transactions with GOV, and thus that the Deemed Exchange is properly governed by Sections 351(a), 351(b) and 357(a) of the IRC.  As discussed above, under the authority of Revenue Ruling 79-258, 1979-2 C.B. 143, and subsequent private letter rulings, the GOV credit facility and the dividend to us funded from that credit facility are not properly viewed as a new borrowing and associated dividend, but instead as the mechanism by which no more than a proportional amount of our overall debt was fairly assigned to and assumed by GOV.  Further, the GOV credit facility and the associated dividend were put in place and completed before the outcome of GOV’s IPO was known.  In our view, this timing not only demonstrates that the GOV credit facility and associated dividend were a separate, independent step from the IPO for federal income tax purposes, but also demonstrates that the lenders underwriting GOV’s credit facility, which has a four year term inclusive of renewal options, looked to the security of GOV’s portfolio and revenues rather than the success of GOV’s IPO.  In addition, when the GOV credit facility was put in place, the amount of cash that might have been raised in a potential IPO was not known and thus that cash amount could have been greater than or less than the amount outstanding on the GOV credit facility at the Effective Time.  Finally, the case law at issue involves pre-transaction dividends where the underlying transaction is already a sale of subsidiary stock between a seller and a buyer, typically for cash, and so the effect of the judicial recharacterization is merely to convert the subject dividend proceeds into additional sale proceeds.  However, our transactions with GOV and the Deemed Exchange were different because there was no sale by us to the public of GOV shares included in the baseline set of transactions, and we thus believe it would be improper to recharacterize a pre-transaction dividend as a sale in circumstances in which no sale is formally occurring.

Consequences if Deemed Exchange Were Taxable.  As discussed above, based on representations from us and from GOV, our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that the Deemed Exchange should be governed by Sections 351(a) and 357(a) of the IRC, except for up to approximately $6 million of gain recognized by us under

Section 351(b) of the IRC in respect of GOV’s obligation to reimburse us for certain amounts that we advanced to GOV.  However, upon review the IRS or a court might conclude otherwise.  For example, contrary to Sullivan & Worcester LLP’s opinion and our belief, the IRS or a court might take one or more of the following views:  that the GOV portfolio was not a diversified portfolio for purposes of Section 351(e) of the IRC; that the assumption of liabilities by GOV from us in the Deemed Exchange was governed by Section 357(b) rather than Section 357(a) of the IRC; or that the debt funded, cash dividend paid by GOV to us was properly recharacterized as sale proceeds that preclude the application of Sections 351(a) and 351(b) of the IRC.  If we were unsuccessful in challenging any such adverse determination, then we would recognize most or all of the taxable gain in the GOV portfolio, computed as discussed below.  We expect that any taxable gain that we recognize, including the up to approximately $6 million of gain we recognized under Section 351(b), would be treated as capital gain, subject to ordinary income treatment for any depreciation recaptured under Sections 1245 and 1250 of the IRC.

If the Deemed Exchange were not governed by Sections 351(a), 351(b) and 357(a), our recognized taxable gain in the GOV portfolio would generally equal our aggregate amount realized in the Deemed Exchange, minus our aggregate adjusted tax basis in the GOV portfolio immediately before the Effective Time.  Our aggregate amount realized in the Deemed Exchange equals the sum of (1) the fair market value of the GOV shares that we own immediately after the Effective Time, (2) the liabilities that GOV is treated as assuming from us in the Deemed Exchange, and (3) the approximately $6 million reimbursement obligation from GOV to us.  Employing the valuation methodologies described below, we estimate that, if contrary to our expectation we must recognize significant gain as a result of the Deemed Exchange, then this taxable gain would be approximately $85 million.

In computing our aggregate amount realized, we must value for federal income tax purposes the GOV shares that we owned immediately after the Effective Time.  Under applicable judicial precedent, it is possible that the following two valuations may differ for federal income tax purposes:  (1) the per share fair market value of the GOV shares that we owned immediately after the Effective Time, versus (2) the average of the reported high and low trading prices for the GOV shares in the public market on the date of the Effective Time (called the “Initial Price”).  Because of the factual nature of the value of GOV shares, Sullivan & Worcester LLP is unable to render an opinion on the valuation of GOV shares generally, or on the valuation of the GOV shares that we owned immediately after the Effective Time.  Nevertheless, we believe that the per share fair market value of any and all GOV shares at the Effective Time may be properly valued at the Initial Price for federal income tax purposes.  Accordingly, the Initial Price will be used for all of our tax reporting, including for purposes of computing any gain we may have recognized in the Deemed Exchange.

Prior to the Deemed Exchange, we held the assets comprising the GOV portfolio for investment with a view to long-term income production and capital appreciation, and the conversion of GOV into a separate REIT by means of its IPO represented a new, unique opportunity to realize the value of that investment.  Accordingly, we expect that any gains we recognize in the GOV portfolio as a result of the Deemed Exchange, including in any event the up to approximately $6 million recognized as a result of Section 351(b), would not be subject to the 100% penalty tax of Section 857(b)(6) of the IRC, described below, applicable to gains from the disposition of inventory or other property held primarily for sale to customers.  Moreover, we expect that any such recognized gains from the Deemed Exchange would qualify as gains from disposition of real property, and therefore would count favorably toward our compliance with the 75% and 95% gross income tests, as described below.

If in a later year it is ultimately determined, contrary to our expectation, that we recognized additional gain or income as a result of the Deemed Exchange not qualifying under Sections 351(a), 351(b) or 357(a) of the IRC, then we may be required to amend our tax reports, including those sent to our shareholders, and we will owe federal income tax on the undistributed gain and income unless we elect to pay a sufficient deficiency dividend to our shareholders.  As discussed below, deficiency dividends may be included in our deduction for dividends paid for the year in which such gain or income is recognized, but an interest charge would be imposed upon us for the delay in distribution.

Our Investment in GOV.  Following the Effective Time, we have owned and continue to own a significant amount, in excess of 10%, of GOV shares.  In general, our aggregate initial tax basis in these shares equals our aggregate adjusted tax basis in the GOV portfolio immediately before the Effective Time, minus the liabilities accrued for federal income tax purposes and assumed by GOV from us in the Deemed Exchange, plus any gain we recognized in the Deemed Exchange, minus the approximately $6 million reimbursement obligation received by us from GOV.  As discussed above, we believe that we will not, and our counsel Sullivan & Worcester LLP has opined that we should not, recognize any gain in the Deemed Exchange, except up to the extent of GOV’s approximately $6 million reimbursement obligation to us.

We expect that GOV will qualify as a REIT under the IRC at all times subsequent to the IPO.  Specifically, subject to the qualifications and assumptions contained in its opinions and in this Current Report, our counsel Sullivan & Worcester LLP has rendered an opinion to the effect that, beginning with its taxable year that commenced upon the date of GOV’s initial sale of shares for cash, GOV has been organized in conformity with the requirements for qualification as a REIT under the IRC, and that GOV’s current investments and plan of operation enable it to continue to meet the requirements for qualification and taxation as a REIT under the IRC; however, GOV’s continued qualification and taxation as a REIT will depend upon its compliance with the various qualification tests imposed under the IRC.

For any of our taxable years in which GOV qualifies as a REIT, our investment in GOV will count as a qualifying REIT asset toward the REIT gross asset tests and our gains and dividends from GOV shares will count as qualifying income under the 75% and 95% gross income tests, all as described below.  However, because we cannot control GOV’s compliance with the federal income tax requirements for REIT qualification and taxation, we will join with GOV in filing a protective taxable REIT subsidiary election under Section 856(l) of the IRC, and we may reaffirm this protective election with GOV every January 1 thereafter unless and until our ownership of GOV falls below 9.8%.  Pursuant to this protective taxable REIT subsidiary election, we believe that even if GOV is not a REIT for some reason, then it would instead be considered one of our taxable REIT subsidiaries and treated in the manner described below.  As one of our taxable REIT subsidiaries, we believe that GOV’s failure to qualify as a REIT would not jeopardize our own qualification as a REIT even though we own more than 10% of it.

The Transaction Agreement contains provisions that require GOV and us, due to our ongoing affiliation, to refrain from taking actions that may jeopardize the other’s qualifications as a REIT under the IRC.  For example, each of us is obligated to limit its investment in any tenant of the other, so that neither owns more than 4.9% of any such tenant, and each of us is obligated to cooperate reasonably with the other’s requests motivated by REIT qualification and taxation.

Federal income taxation of HRPT as a REIT.

We have elected to be taxed as a REIT under Sections 856 through 860 of the IRC, commencing with our taxable year ending December 31, 1987.  Our REIT election, assuming continuing compliance with the then applicable qualification tests, continues in effect for subsequent taxable years.  Although no assurance can be given, we believe that we have been organized and have operated, and will continue to be organized and to operate, in a manner that qualified and will continue to qualify us to be taxed under the IRC as a REIT.

As a REIT, we generally are not subject to federal income tax on our net income distributed as dividends to our shareholders.  Distributions to our shareholders generally are included in their income as dividends to the extent of our current or accumulated earnings and profits.  Our dividends are not generally entitled to the favorable 15% rate on qualified dividend income (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2010), but a portion of our dividends may be treated as capital gain dividends, all as explained below.  No portion of any of our dividends is eligible for the dividends received deduction for corporate shareholders.  Distributions in excess of current or accumulated earnings and profits generally are treated for federal income tax purposes as return of capital to the extent of a recipient shareholder’s basis in our shares, and will reduce this basis.  Our current or accumulated earnings and profits are generally allocated first to distributions made on our preferred shares, and thereafter to distributions made on our common shares.  For all these purposes, our distributions include both cash distributions and any in kind distributions of property that we might make.

The conversion formula of our series D cumulative convertible preferred shares may be adjusted under a number of circumstances; adjustments may include changes in the type or amount of consideration a shareholder receives upon conversion.  Section 305 of the IRC treats some of these adjustments as constructive distributions, in which case they would be taxable in a similar manner to actual distributions.  In general, a shareholder that holds our series D cumulative convertible preferred shares would be deemed to receive a constructive distribution if the conversion price is adjusted for a taxable distribution to the holders of common shares. Such a shareholder’s adjusted tax basis in series D cumulative convertible preferred shares would be increased by constructive distributions that are taxable as dividends or gain, and would be unaffected by constructive distributions that are nontaxable returns of capital. Conversely, a failure to appropriately adjust the conversion price of the series D cumulative convertible preferred shares could result in a constructive distribution to shareholders that hold our common shares, which would be taxable to them in a similar manner as actual distributions.  A shareholder may also receive a constructive distribution if a conversion of its series D cumulative convertible preferred shares is accompanied by a change in the conversion formula.

If a shareholder actually or constructively owns none or a small percentage of our common shares, and such shareholder surrenders its preferred shares to us to be repurchased for cash only, then the repurchase of the preferred shares is likely to qualify for sale or exchange treatment because the repurchase would not be “essentially equivalent to a dividend” as defined by the IRC. More specifically, a cash repurchase of preferred shares will be treated under Section 302 of the IRC as a distribution, and hence taxable as a dividend to the extent of our allocable current or accumulated earnings and profits, as discussed above, unless the repurchase satisfies one of the tests set forth in Section 302(b) of the IRC and is therefore treated as a sale or exchange of the repurchased shares. The repurchase will be treated as a sale or exchange if it (1) is “substantially disproportionate” with respect to the surrendering shareholder’s ownership in us, (2) results in a “complete termination” of the surrendering shareholder’s common and preferred share interest in us, or (3) is “not essentially equivalent to a dividend” with respect to the surrendering shareholder, all within the meaning of Section 302(b) of the IRC. In determining whether any of these tests have been met, a shareholder must generally take into account our common and preferred shares considered to be owned by such shareholder by reason of constructive ownership rules set forth in the IRC, as well as our common and preferred shares actually owned by such shareholder.  In addition, if a repurchase is treated as a distribution under the preceding tests, then a shareholder’s tax basis in the repurchased preferred shares will be transferred to the shareholder’s remaining shares of our common or preferred shares, if any, and if such shareholder owns no other shares of our common or preferred shares, such basis may be transferred to a related person or may be lost entirely.  Because the determination as to whether a shareholder will satisfy any of the tests of Section 302(b) of the IRC depends upon the facts and circumstances at the time that the preferred shares are repurchased, we encourage you to consult your own tax advisor to determine your particular tax treatment.

Our counsel, Sullivan & Worcester LLP, has opined that we have been organized and have qualified as a REIT under the IRC for our 1987 through 2008 taxable years, and that our current investments and plan of operation enable us to continue to meet the requirements for qualification and taxation as a REIT under the IRC.  Our continued qualification and taxation as a REIT will depend upon our compliance with various qualification tests imposed under the IRC and summarized below.  While we believe that we will satisfy these tests, our counsel has not reviewed and will not review compliance with these tests on a continuing basis.  If we fail to qualify as a REIT, we will be subject to federal income taxation as if we were a C corporation and our shareholders will be taxed like shareholders of C corporations.  In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our shareholders may be reduced or eliminated.

If we qualify as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our shareholders.  However, even if we qualify as a REIT, we may be subject to federal tax in the following circumstances:

•                  We will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” including our undistributed net capital gains.

•                  If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference.

•                  If we have net income from the disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%.

•                  If we have net income from prohibited transactions, including dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than foreclosure property, we will be subject to tax on this income at a 100% rate.

•                  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability.

•                  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year, and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed.

•                  If we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation, and if we subsequently recognize gain on the disposition of this asset during the ten year period beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation’s basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition.

•                  If we acquire a corporation, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition, if any, not later than the end of the taxable year of the acquisition.  However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution. As discussed below, we have acquired a C Corporation in connection with our acquisition of real estate.  Our investigations of this C Corporation indicated that it did not have undistributed earnings and profits that we inherited but failed to timely distribute. However, upon review or audit, the IRS may disagree.

•                  As summarized below, REITs are permitted within limits to own stock and securities of a “taxable REIT subsidiary.”  A taxable REIT subsidiary is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent.  In addition, its REIT parent is subject to a 100% tax on the difference between amounts charged and redetermined rents and deductions, including excess interest.

•                  If and to the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions.  If we continue to operate as we do, then we will distribute our taxable income to our shareholders each year and we will generally not pay federal income tax.  As a result, we cannot recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our federal income tax liability.  Also, we cannot pass through to our shareholders any foreign tax credits.

If we fail to qualify or elect not to qualify as a REIT, we will be subject to federal income tax in the same manner as a C corporation.  Distributions to our shareholders if we do not qualify as a REIT will not be deductible by us nor will distributions be required under the IRC.  In that event, distributions to our shareholders will generally be taxable as ordinary dividends potentially eligible for the 15% income tax rate (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2010) discussed below in “Taxation of U.S. Shareholders” and, subject to limitations in the IRC, will be eligible for the dividends received deduction for corporate shareholders.  Also, we will generally be disqualified from qualification as a REIT for the four taxable years following disqualification.  If we do not qualify as a REIT for even one year, this could result in reduction or elimination of distributions to our shareholders, or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate-level taxes.  The IRC provides certain relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet certain REIT requirements, all as discussed in more detail below.

REIT Qualification Requirements

General Requirements.  Section 856(a) of the IRC defines a REIT as a corporation, trust or association:

•                  that is managed by one or more trustees or directors;

•                  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•                  that would be taxable, but for Sections 856 through 859 of the IRC, as a C corporation;

•                  that is not a financial institution or an insurance company subject to special provisions of the IRC;

•                  the beneficial ownership of which is held by 100 or more persons;

•                  that is not “closely held” as defined under the personal holding company stock ownership test, as described below; and

•                  that meets other tests regarding income, assets and distributions, all as described below.

Section 856(b) of the IRC provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a pro rata part of a taxable year of less than 12 months. Section 856(h)(2) of the IRC provides that neither condition (5) nor (6) need be met for our first taxable year as a REIT.  We believe that we have met conditions (1) through (7) during each of the requisite periods ending on or before our most recently completed taxable year, and that we can continue to meet these conditions in future taxable years.  There can, however, be no assurance in this regard.

By reason of condition (6), we will fail to qualify as a REIT for a taxable year if at any time during the last half of a year more than 50% in value of our outstanding shares is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), our declaration of trust and bylaws restrict transfers of our shares.  In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our shares and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6).  However, our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations.  Accordingly, we intend to comply with these regulations, and to request annually from record holders of significant percentages of our shares information regarding the ownership of our shares.  Under our declaration of trust and bylaws, our shareholders are required to respond to these requests for information.

For purposes of condition (6), REIT shares held by a pension trust are treated as held directly by the pension trust’s beneficiaries in proportion to their actuarial interests in the pension trust.  Consequently, five or fewer pension trusts could own more than 50% of the interests in an entity without jeopardizing that entity’s federal income tax qualification as a REIT.  However, as discussed below, if a REIT is a “pension-held REIT,” each pension trust owning more than 10% of the REIT’s shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

The IRC provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish reasonable cause for any such failure.  Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification.  It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision.  This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year, as long as each of the requirements of the relief provision is satisfied after October 22, 2004.

Our Wholly Owned Subsidiaries and Our Investments through Partnerships.  Except in respect of taxable REIT subsidiaries as discussed below, Section 856(i) of the IRC provides that any corporation, 100% of whose stock is held by a REIT, is a qualified REIT subsidiary and shall not be treated as a separate corporation.  The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT’s.  We believe that each of our direct and indirect wholly owned subsidiaries, other than the taxable REIT subsidiaries discussed below, will either be a qualified REIT subsidiary within the meaning of Section 856(i) of the IRC, or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under regulations issued under Section 7701 of the IRC.  Thus, except for the taxable REIT subsidiaries discussed below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries are treated as ours.

We have invested and may invest in real estate through one or more limited or general partnerships or limited liability companies that are treated as partnerships for federal income tax purposes.  In the case of a REIT that is a partner in a partnership, regulations under the IRC provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT’s proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share.  In addition, for these purposes, the character of the assets and gross income of the partnership generally retain the same character in the hands of the REIT.  Accordingly, our proportionate share of the assets, liabilities, and items of income of each partnership in which we are a partner is treated as ours for purposes of the income tests and asset tests discussed below.  In contrast, for purposes of the distribution requirement discussed below, we must take into account as a partner our share of the partnership’s income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the IRC.

Taxable REIT Subsidiaries.  We are permitted to own any or all of the securities of a “taxable REIT subsidiary” as defined in Section 856(l) of the IRC, provided that no more than 25% of our assets, at the close of each quarter, is comprised of our investments in the stock or securities of our taxable REIT subsidiaries.  (For our 2001 through 2008 taxable years, no more than 20% of our assets, at the close of each quarter, was permitted to be comprised of our investments in the stock or securities of our taxable REIT subsidiaries; before the introduction of taxable REIT subsidiaries in 2001, our ability to own separately taxable corporate subsidiaries was more limited.)  Among other requirements, a taxable REIT subsidiary must:

•                  be a non-REIT corporation for federal income tax purposes in which we directly or indirectly own shares;

•                  join with us in making a taxable REIT subsidiary election;

•                  not directly or indirectly operate or manage a lodging facility or a health care facility; and

•                  not directly or indirectly provide to any person, under a franchise, license, or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or, after our 2008 taxable year, a health care facility.

In addition, a corporation other than a REIT in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value will automatically be treated as a taxable REIT subsidiary.  Subject to the discussion below, we believe that we and each of our taxable REIT subsidiaries have complied with, and will continue to comply with, the requirements for taxable REIT subsidiary status at all times during which we intend for a subsidiary’s taxable REIT subsidiary election to be in effect, and we believe that the same will be true for any taxable REIT subsidiary that we later form or acquire.

Our ownership of stock and securities in taxable REIT subsidiaries is exempt from the 10% and 5% REIT asset tests discussed below.  Also, as discussed below, taxable REIT subsidiaries can perform services for our tenants without disqualifying the rents we receive from those tenants under the 75% or 95% gross income tests discussed below.  Moreover, because taxable REIT subsidiaries are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit are not generally imputed to us for purposes of the REIT qualification requirements described in this summary.  Therefore, taxable REIT subsidiaries can generally undertake third-party management and development activities and activities not related to real estate.

Restrictions are imposed on taxable REIT subsidiaries to ensure that they will be subject to an appropriate level of federal income taxation.  For example, a taxable REIT subsidiary may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year.  However, the taxable REIT subsidiary may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year’s 50% adjusted taxable income limitation.  In addition, if a taxable REIT subsidiary pays interest, rent, or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm’s length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment.  Finally, if in comparison to an arm’s length transaction, a tenant has overpaid rent to the REIT in exchange for underpaying the taxable REIT subsidiary for services rendered, then the REIT may be subject to an excise tax equal to 100% of the overpayment.  There can be no assurance that arrangements involving our taxable REIT subsidiaries will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we are or will be subject to these impositions.

Income Tests.  There are two gross income requirements for qualification as a REIT under the IRC:

•                  At least 75% of our gross income (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from “clearly identified” hedging transactions that we enter into after July 30, 2008 to manage interest rate or price fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into after July 30, 2008 primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests; and (d) real estate foreign exchange gain (as defined in Section 856(n)(2) of the IRC) that we recognize after July 30, 2008) must be derived from investments relating to real property, including “rents from real property” as defined under Section 856 of the IRC, interest and gain from mortgages on real property, income and gain from foreclosure property, or dividends and gain from shares in other REITs.  When we receive new capital in exchange for our shares or in a public offering of five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

•                  At least 95% of our gross income (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from “clearly identified” hedging transactions that we enter into after December 31, 2004 to manage interest rate or price fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into after July 30, 2008 primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests; and (d) passive foreign exchange gain (as defined in Section 856(n)(3) of the IRC) that we recognize after July 30, 2008) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, gains from the sale or disposition of stock, securities, or real property or, for financial instruments entered into during our 2004 or earlier taxable years, certain payments under interest rate swap or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments.

For purposes of the 75% and 95% gross income tests outlined above, income derived from a “shared appreciation provision” in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates.  Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

In order to qualify as “rents from real property” under Section 856 of the IRC, several requirements must be met:

•                  The amount of rent received generally must not be based on the income or profits of any person, but may be based on receipts or sales.

•                  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant, whether directly or after application of attribution rules.  While we intend not to lease property to any party if rents from that property would not qualify as rents from real property, application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control.  For example, an unaffiliated third party’s ownership directly or by attribution of 10% or more by value of our shares, as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant, would result in that tenant’s rents not qualifying as rents from real property.  Our declaration of trust and bylaws disallow transfers or purported acquisitions, directly or by attribution, of our shares to the extent necessary to maintain our REIT status under the IRC.  Nevertheless, there can be no assurance that these provisions in our declaration of trust and bylaws will be effective to prevent our REIT status from being jeopardized under the 10% affiliated tenant rule.  Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our shareholders necessarily be aware of ownership of shares attributed to them under the IRC’s attribution rules.

•                  There is a limited exception to the above prohibition on earning “rents from real property” from a 10% affiliated tenant, if the tenant is a taxable REIT subsidiary.  If at least 90% of the leased space of a property is leased to tenants other than taxable REIT subsidiaries and 10% affiliated tenants, and if the taxable REIT subsidiary’s rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the taxable REIT subsidiary to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.

•                  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or, for our 2001 taxable year and thereafter, through one of our taxable REIT subsidiaries.  There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of “unrelated business taxable income” as defined in Section 512(b)(3) of the IRC.  In addition, a de minimis amount of noncustomary services will not disqualify income as “rents from real property” so long as the value of the impermissible services does not exceed 1% of the gross income from the property.

•                  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as “rents from real property”; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify.  For our taxable years through December 31, 2000, the portion of rental income treated as attributable to personal property was determined according to the ratio of the tax basis of the personal property to the total tax basis of the real and personal property that is rented.  For our 2001 taxable year and thereafter, the ratio is determined by reference to fair market values rather than tax bases.

We believe that all or substantially all our rents have qualified and will qualify as rents from real property for purposes of Section 856 of the IRC.

In order to qualify as mortgage interest on real property for purposes of the 75% test, interest must derive from a mortgage loan secured by real property with a fair market value, at the time the loan is made, at least equal to the amount of the loan.  If the amount of the loan exceeds the fair market value of the real property, the interest will be treated as interest on a mortgage loan in a ratio equal to the ratio of the fair market value of the real property to the total amount of the mortgage loan.

Absent the “foreclosure property” rules of Section 856(e) of the IRC, a REIT’s receipt of business operating income from a property would not qualify under the 75% and 95% gross income tests.  But as foreclosure property, gross income from such a business operation would so qualify.  In the case of property leased by a REIT to a tenant, foreclosure property is defined under applicable Treasury regulations to include generally the real property and incidental personal property that the REIT reduces to possession upon a default or imminent default under the lease by the tenant, and as to which a foreclosure property election is made by attaching an appropriate statement to the REIT’s federal income tax return.

Any gain that a REIT recognizes on the sale of foreclosure property, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the IRC.  Thus, if a REIT should lease foreclosure property in exchange for rent that qualifies as “rents from real property” as described above, then that rental income is not subject to the foreclosure property income tax.

Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate.  This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT.  We cannot provide assurances as to whether or not the IRS might successfully assert that one or more of our dispositions is subject to the 100% penalty tax.  However, we believe that dispositions of assets that we have made or that we might make in the future will not be subject to the 100% penalty tax, because we intend to:

•                  own our assets for investment with a view to long-term income production and capital appreciation;

•                  engage in the business of developing, owning and managing our existing properties and acquiring, developing, owning and managing new properties; and

•                  make occasional dispositions of our assets consistent with our long-term investment objectives.

If we fail to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the following requirements after October 22, 2004:

•                  our failure to meet the test is due to reasonable cause and not due to willful neglect, and

•                  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% or 95% gross income tests for that taxable year.

It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests.  Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% test or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability.  This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a prior taxable year, as long as each of the requirements of the relief provision is satisfied after October 22, 2004.

Under prior law, if we failed to satisfy one or both of the 75% or 95% gross income tests, we nevertheless would have qualified as a REIT for that year if:  our failure to meet the test was due to reasonable cause and not due to willful neglect; we reported the nature and amount of each item of our income included in the 75% or 95% gross income tests for that taxable year on a schedule attached to our tax return; and any incorrect information on the schedule was not due to fraud with intent to evade tax.  For our 2004 and prior taxable years, we attached a schedule of gross income to our federal income tax returns, but it is impossible to state whether in all circumstances we would be entitled to the benefit of this prior relief provision for the 75% and 95% gross income tests.  Even if this relief provision did apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% test or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability.

Asset Tests.  At the close of each quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

•                  At least 75% of our total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities, and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of our debt with a term of at least five years, but only for the one-year period commencing with our receipt of the offering proceeds).

•                  Not more than 25% of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

•                  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer’s securities that we own may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one non-REIT issuer’s outstanding voting securities.  For our 2001 taxable year and thereafter, we may not own more than 10% of the vote or value of any one non-REIT issuer’s outstanding securities, unless that issuer is our taxable REIT subsidiary or the securities are “straight debt” securities or otherwise excepted as discussed below.

•                  For our 2001 taxable year and thereafter, our stock and securities in a taxable REIT subsidiary are exempted from the preceding 10% and 5% asset tests.  However, no more than 25% (for our 2001 through 2008 taxable years, 20%) of our total assets may be represented by stock or securities of taxable REIT subsidiaries.

When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests.  For purposes of this relief provision, the failure will be “de minimis” if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of our assets at the end of the relevant quarter or (b) $10,000,000.  If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (i) $50,000 or (ii) the highest rate of corporate tax imposed (currently 35%) on the net income generated by the assets causing the failure during the period of the failure, and (d) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests.  These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a prior taxable year, as long as each of the requirements of the relief provision is satisfied after October 22, 2004.

The IRC also provides, for our 2001 taxable year and thereafter, an excepted securities safe harbor to the 10% value test that includes among other items (a) “straight debt” securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT.

We intend to maintain records of the value of our assets to document our compliance with the above asset tests, and to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter.

Our Investment in Senior Housing Properties Trust. For several years, we owned a significant minority, in excess of 10%, of Senior Housing Properties Trust, or Senior Housing, shares, and we believe that Senior Housing during these years qualified as a REIT under the IRC.  We sold all our Senior Housing shares in 2006, and no longer own any material stake in that company.  For any of our taxable years in which Senior Housing qualified as a REIT, our investment in Senior Housing counted favorably toward the REIT asset tests and our gains and dividends from Senior Housing shares counted as qualifying income under both REIT gross income tests.  However, because we did not and could not control Senior Housing’s compliance with the federal income tax requirements for REIT qualification, we joined with Senior Housing in filing a protective taxable REIT subsidiary election under Section 856(l) of the IRC, effective January 1, 2001, and we reaffirmed this protective election every January 1 since then through January 1, 2006.  Pursuant to this protective taxable REIT subsidiary election, we believe that if Senior Housing was not a REIT, it would instead be considered one of our taxable REIT subsidiaries.  As one of our taxable REIT subsidiaries, we believe that Senior Housing’s failure to qualify as a REIT would not have jeopardized our own qualification as a REIT even though we owned more than 10% of it.

Annual Distribution Requirements.  In order to qualify for taxation as a REIT under the IRC, we are required to make annual distributions other than capital gain dividends to our shareholders in an amount at least equal to the excess of:

•                  the sum of 90% of our “real estate investment trust taxable income,” as defined in Section 857 of the IRC, computed by excluding any net capital gain and before taking into account any dividends paid deduction for which we are eligible, and 90% of our net income after tax, if any, from property received in foreclosure, over

•                  the sum of our qualifying noncash income, e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges.

The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration.  If a dividend is declared in October, November, or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year.  A distribution which is not pro rata within a class of our beneficial interests entitled to a distribution, or which is not consistent with the rights to distributions among our classes of beneficial interests, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirements.  Taking into account our distribution policies, including the dividend reinvestment plan we have adopted, we expect that we will not make any preferential distributions. The distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax discussed below.  To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to tax on undistributed amounts.

In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our shareholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for that preceding calendar year.  For this purpose, the term “grossed up required distribution” for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, we may find it necessary and desirable to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our REIT status.  We can provide no assurance that financing would be available for these purposes on favorable terms.

We may be able to rectify a failure to pay sufficient dividends for any year by paying “deficiency dividends” to shareholders in a later year.  These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

In addition to the other distribution requirements above, to preserve our status as a REIT we are required to timely distribute C corporation earnings and profits that we inherit from acquired corporations.

Acquisition of C Corporations

On July 17, 2008, we acquired a C corporation in a transaction where the C corporation was ultimately merged into our disregarded entity under Treasury regulations issued under Section 7701 of the IRC, all as described in Section 381(a) of the IRC.  Thus, after the acquisition, all assets, liabilities and items of income, deduction and credit of the acquired corporation, and a proportionate share of the assets, liabilities and items of income, deduction and credit of the partnership in which the acquired corporation was a partner, are treated as ours for purposes of the various REIT qualification tests described above.  In addition, we generally were treated as the successor to the acquired corporate entity’s federal income tax attributes, such as the entity’s adjusted tax bases in its assets and its depreciation schedules; we were also treated as the successor to the acquired corporate entity’s earnings and profits for federal income tax purposes.

Built-in Gains from C Corporations.  As described above, notwithstanding our qualification and taxation as a REIT, we may still be subject to corporate taxation in particular circumstances.  Specifically, if we acquire an asset from a corporation in a transaction in which our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of that asset in the hands of a present or former C corporation, and if we subsequently recognize gain on the disposition of that asset during the ten year period beginning on the date on which the asset ceased to be owned by the C corporation, then we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess, if any, of the asset’s fair market value over its adjusted tax basis, each determined as of the time the asset ceased to be owned by the C corporation, or (2) our gain recognized in the disposition.  Accordingly, any taxable disposition of an asset so acquired during the applicable ten-year period could be subject to tax under these rules.  However, we have not disposed, and have no present plan or intent to dispose, of any material assets acquired in such transactions.

To the extent of our gains in a taxable year that are subject to the built in gains tax described above, net of any taxes paid on such gains with respect to that taxable year, our taxable dividends paid to you in the following year will be eligible for treatment as qualified dividends that are taxed to our noncorporate shareholders at the maximum capital gain rate of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010).

Earnings and Profits.  A REIT may not have any undistributed C corporation earnings and profits at the end of any taxable year. Upon the closing of the July 17, 2008 transaction, we succeeded to the undistributed earnings and profits, if any, of the acquired corporate entity.  Thus, we needed to distribute any such earnings and profits no later than the end of the applicable tax year. If we failed to do so, we would not qualify to be taxed as a REIT for that year and a number of years thereafter, unless we are able to rely on the relief provision described below.

Although Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as the amount of undistributed earnings and profits, we retained accountants to compute the amount of undistributed earnings and profits that we inherited in the July 17, 2008 transaction. Based on these calculations, we believe that we did not inherit any undistributed earnings and profits that remained undistributed at the end of the applicable tax year. However, there can be no assurance that the IRS would not, upon subsequent examination, propose adjustments to our calculation of the undistributed earnings and profits that we inherited, including adjustments that might be deemed necessary by the IRS as a result of its examination of the companies we acquired.  In any such examination, the IRS might consider all taxable years of the acquired subsidiaries as open for review for purposes of its proposed adjustments.  If it is subsequently determined that we had undistributed earnings and profits as of the end of the applicable tax year, we may be eligible for a relief provision similar to the “deficiency dividends” procedure described above. To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to our shareholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid.

Acquisition of Publicly Traded Partnership

In 2004, we acquired all of the limited partnership interests and the general partnership interest of a publicly traded partnership as well as certain of the partnership’s affiliated entities.  Prior to our acquisition of the publicly traded partnership and its affiliates, the acquired entities directly or indirectly owned substantially all of the outstanding equity interests in various noncorporate subsidiaries and four C corporations.  However, before our acquisition of these entities, all four C corporation subsidiaries were converted into disregarded entities under Treasury regulations issued under Section 7701 of the IRC, and thus considered liquidated for federal income tax purposes.  Upon our acquisition, the publicly traded partnership itself and its affiliates and subsidiaries became disregarded entities of ours under Treasury regulations issued under Section 7701 of the IRC.  Thus, after the 2004 acquisition, all assets, liabilities and items of income, deduction and credit of these acquired entities have been treated as ours for purposes of the various REIT qualification tests described above.  Our initial tax basis in the acquired assets is our cost for acquiring them, and we believe that we did not succeed to any C corporation earnings and profits in this acquisition.

Depreciation and Federal Income Tax Treatment of Leases

Our initial tax bases in our assets will generally be our acquisition cost.  We will generally depreciate our real property on a straight-line basis over 40 years and our personal property over the applicable shorter periods.  These depreciation schedules may vary for properties that we acquire through tax-free or carryover basis acquisitions.

We are entitled to depreciation deductions from our facilities only if we are treated for federal income tax purposes as the owner of the facilities.  This means that the leases of the facilities must be classified for federal income tax purposes as true leases, rather than as sales or financing arrangements, and we believe this to be the case.  In the case of sale-leaseback arrangements, the IRS could assert that we realized prepaid rental income in the year of purchase to the extent that the value of a leased property, at the time of purchase, exceeded the purchase price for that property.  While we believe that the value of leased property at the time of purchase did not exceed purchase prices, because of the lack of clear precedent we cannot provide assurances as to whether the IRS might successfully assert the existence of prepaid rental income in any of our sale-leaseback transactions.

Like-Kind Exchanges

In May 2008, we entered into a series of agreements to sell medical office, clinic and biotech laboratory buildings to Senior Housing.  Most of these agreements closed during 2008; some closed in 2009; and two are scheduled to close in 2010.  Senior Housing’s obligations to complete these purchases were and are subject to various conditions typical of commercial real estate purchases. On advice of counsel, we believe that each of these agreements should be viewed as a separate transaction for federal income tax purposes.  Accordingly, we believe each agreement may, in our discretion, be the subject of a separate cash sale or like-kind exchange under Section 1031 of the IRC.  We therefore entered into like-kind exchanges for some, but not all, of the disposed properties and reported those exchanges as dispositions and exchanges separate from each other and from any cash sales.

If, contrary to our view, the IRS recharacterizes these agreements as a composite transaction, then some or all of our realized gain on the several dispositions that were intended to be like-kind exchanges may, contrary to our expectation of nonrecognition, be recognized in full.  In that event, we will not have distributed all of our capital gain for 2008, and possibly also for 2009 or 2010.  In such case, we may owe federal income tax on the undistributed capital gain unless we elect to pay deficiency dividends to our shareholders. As discussed above, deficiency dividends may be included in our deduction for dividends paid for the year in which such gain is recognized, but an interest charge would be imposed upon us for the delay in distribution.

Federal income taxation of HRPT shareholders.

Taxation of U.S. Shareholders

The maximum individual federal income tax rate for long-term capital gains is generally 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010) and for most corporate dividends is generally also 15% (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2010).  However, because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, dividends on our shares generally are not eligible for such 15% tax rate on dividends while that rate is in effect.  As a result, our ordinary dividends continue to be taxed at the higher federal income tax rates applicable to ordinary income.  However, the favorable federal income tax rates for long-term capital gains, and while in effect, for dividends, generally apply to:

•                  your long-term capital gains, if any, recognized on the disposition of our shares;

•                  our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a 25% federal income tax rate);

•                  our dividends attributable to dividends, if any, received by us from non-REIT corporations such as taxable REIT subsidiaries; and

•                  our dividends to the extent attributable to income upon which we have paid federal corporate income tax.

As long as we qualify as a REIT for federal income tax purposes, a distribution to our U.S. shareholders (including any constructive distributions on our common shares or on our series D cumulative convertible preferred shares) that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent of our current or accumulated earnings and profits. Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long-term capital gains, as discussed below, to the extent they do not exceed our actual net capital gain for the taxable year.  However, corporate shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the IRC.

In addition, we may elect to retain net capital gain income and treat it as constructively distributed.  In that case:

•                  we will be taxed at regular corporate capital gains tax rates on retained amounts;

•                  each U.S. shareholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

•                  each U.S. shareholder will receive a credit for its designated proportionate share of the tax that we pay;

•                  each U.S. shareholder will increase its adjusted basis in our shares by the excess of the amount of its proportionate share of these retained net capital gains over its proportionate share of the tax that we pay; and

•                  both we and our corporate shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. shareholders of the relevant tax information within 60 days after the close of the affected taxable year.

As discussed above, for noncorporate U.S. shareholders, long-term capital gains are generally taxed at maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010) or 25%, depending upon the type of property disposed of and the previously claimed depreciation with respect to this property.  If for any taxable year we designate capital gain dividends for U.S. shareholders, then the portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our shares.  We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. shareholders at the maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010) or 25% so that the designations will be proportionate among all classes of our shares.

Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the shareholder’s adjusted tax basis in the shareholder’s shares, but will reduce the shareholder’s basis in those shares.  To the extent that these excess distributions exceed the adjusted basis of a U.S. shareholder’s shares, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. shareholders at a maximum rate of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2010).  No U.S. shareholder may include on his federal income tax return any of our net operating losses or any of our capital losses.

Dividends that we declare in October, November or December of a taxable year to U.S. shareholders of record on a date in those months will be deemed to have been received by shareholders on December 31 of that taxable year, provided we actually pay these dividends during the following January.  Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its shareholders under Treasury regulations which are to be prescribed.  It is possible that these Treasury regulations will require tax preference items to be allocated to our shareholders with respect to any accelerated depreciation or other tax preference items that we claim.

A U.S. shareholder will generally recognize gain or loss equal to the difference between the amount realized and the shareholder’s adjusted basis in our shares that are sold or exchanged.  This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder’s holding period in the shares exceeds one year.  In addition, any loss upon a sale or exchange of our shares held for six months or less will generally be treated as a long-term capital loss to the extent of our long-term capital gain dividends during the holding period.

In contrast to the typical redemption of preferred shares for cash only, discussed above, if a U.S. shareholder receives a number of our common shares as a result of a conversion or repurchase of series D cumulative convertible preferred shares, then the transaction will be treated as a recapitalization. As such, the shareholder would recognize income or gain only to the extent of the lesser of (1) the excess, if any, of the value of the cash and common shares received over such shareholder’s adjusted tax basis in its series D cumulative convertible preferred shares surrendered or (2) the cash received. Any cash a shareholder receives, up to the amount of income or gain recognized, would generally be characterized as a dividend to the extent that a surrender of series D cumulative convertible preferred shares to us for cash only would be taxable as a dividend, taking into account the surrendering shareholder’s continuing actual or constructive ownership interest in our shares, if any, as discussed above, and the balance of the recognized amount, if any, will be gain.  A U.S. shareholder’s basis in its common shares received would be equal to the basis for the series D cumulative convertible preferred shares surrendered less any cash received plus any income or gain recognized.  A U.S. shareholder’s holding period in the common shares received would be the same as the holding period for the series D cumulative convertible preferred shares surrendered.  If, in addition to common shares, upon conversion or repurchase a U.S. shareholder receives rights or warrants to acquire our common shares or other of our securities, then the receipt of the rights or warrants may be taxable, and we encourage you to consult your tax advisor as to the consequences of the receipt of rights or warrants upon conversion or repurchase.

A U.S. shareholder generally will not recognize any income, gain or loss upon conversion of series D cumulative convertible preferred shares into common shares except with respect to cash, if any, received in lieu of a fractional common share.  A U.S. shareholder’s basis in its common shares received would be equal to the basis for the series D cumulative convertible preferred shares surrendered less any basis allocable to any fractional share exchanged for cash.  A U.S. shareholder’s holding period in the common shares received would be the same as the holding period for the series D cumulative convertible preferred shares surrendered.  Any cash received in lieu of a fractional common share upon conversion will be treated as a payment in exchange for the fractional common share. Accordingly, receipt of cash in lieu of a fractional share generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the adjusted tax basis attributable to the fractional share.  If, in addition to common shares, upon conversion a U.S. shareholder receives rights or warrants to acquire our common shares or other of our securities, then the receipt of the rights or warrants may be taxable, and we encourage you to consult your tax advisor as to the consequences of the receipt of rights or warrants upon conversion.

Effective for federal tax returns with due dates after October 22, 2004, the IRC imposes a penalty for the failure to properly disclose a “reportable transaction.”  A reportable transaction currently includes, among other things, a sale or exchange of our shares resulting in a tax loss in excess of (i) $10 million in any single year or $20 million in any combination of years in the case of our shares held by a C corporation or by a partnership with only C corporation partners or (ii) $2 million in any single year or $4 million in any combination of years in the case of our shares held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals.  A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS’s Office of Tax Shelter Analysis.  The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

Noncorporate U.S. shareholders who borrow funds to finance their acquisition of our shares could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred.  Under Section 163(d) of the IRC, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor’s net investment income.  A U.S. shareholder’s net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the shareholder, capital gain dividend distributions received from us; however, distributions treated as a nontaxable return of the shareholder’s basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt Shareholders

In Revenue Ruling 66-106, the IRS ruled that amounts distributed by a REIT to a tax-exempt employees’ pension trust did not constitute “unrelated business taxable income,” even though the REIT may have financed some of its activities with acquisition indebtedness.  Although revenue rulings are interpretive in nature and subject to revocation or modification by the IRS, based upon the analysis and conclusion of Revenue Ruling 66-106, our distributions made to shareholders that are tax-exempt pension plans, individual retirement accounts, or other qualifying tax-exempt entities should not constitute unrelated business taxable income, provided that the shareholder has not financed its acquisition of our shares with “acquisition indebtedness” within the meaning of the IRC, and provided further that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

Tax-exempt pension trusts that own more than 10% by value of a “pension-held REIT” at any time during a taxable year may be required to treat a percentage of all dividends received from the pension-held REIT during the year as unrelated business taxable income.  This percentage is equal to the ratio of:

•                  the pension-held REIT’s gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension fund, less direct expenses related to that income, to

•                  the pension-held REIT’s gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%.  A REIT is a pension-held REIT if:

•                  the REIT is “predominantly held” by tax-exempt pension trusts; and

•                  the REIT would fail to satisfy the “closely held” ownership requirement discussed above if the stock or beneficial interests in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries.

A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT’s stock or beneficial interests, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT’s stock or beneficial interests, own in the aggregate more than 50% by value of the REIT’s stock or beneficial interests. Because of the share ownership concentration restrictions in our declaration of trust and bylaws, we believe that we are not and will not be a pension-held REIT.  However, because our shares are publicly traded, we cannot completely control whether or not we are or will become a pension-held REIT.

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the IRC, respectively, are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions from a REIT as unrelated business taxable income.  In addition, these prospective investors should consult their own tax advisors concerning any “set aside” or reserve requirements applicable to them.

Taxation of Non-U.S. Shareholders

The rules governing the United States federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules.  If you are a non-U.S. shareholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our shares.

In general, a non-U.S. shareholder will be subject to regular United States federal income tax in the same manner as a U.S. shareholder with respect to its investment in our shares if that investment is effectively connected with the non-U.S. shareholder’s conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. shareholder maintains in the United States).  In addition, a corporate non-U.S. shareholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the IRC, which is payable in addition to regular United States federal corporate income tax.  The balance of this discussion of the United States federal income taxation of non-U.S. shareholders addresses only those non-U.S. shareholders whose investment in our shares is not effectively connected with the conduct of a trade or business in the United States.

A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits.  A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. shareholder has in the manner prescribed by the IRS demonstrated its entitlement to benefits under a tax treaty.  In the case of any in kind distributions of property, we or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure.  Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate a capital gain dividend.  Notwithstanding this withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder’s adjusted basis in our shares, and the nontaxable return of capital will reduce the adjusted basis in these shares.  To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. shareholder’s adjusted basis in our shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of these shares, as discussed below.  A non-U.S. shareholder may seek a refund from the IRS of amounts withheld on distributions to him in excess of our current and accumulated earnings and profits.

From time to time, some of our distributions may be attributable to the sale or exchange of United States real property interests.  However, capital gain dividends that are received by a non-U.S. shareholder, including dividends attributable to our sales of United States real property interests, and that are deductible by us in respect of our 2005 taxable year and thereafter will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (1) the capital gain dividends are received with respect to a class of shares that is “regularly traded” on a domestic “established securities market” such as the New York Stock Exchange, or the NYSE, both as defined by applicable Treasury regulations, and (2) the non-U.S. shareholder does not own more than 5% of that class of shares at any time during the one-year period ending on the date of distribution of the capital gain dividends.  If both of these provisions are satisfied, qualifying non-U.S. shareholders will not be subject to withholding on capital gain dividends as though those amounts were effectively connected with a United States trade or business, and qualifying non-U.S. shareholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these capital gain dividends.  Instead, these dividends will be subject to United States federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless reduced by applicable treaty, as discussed below.  Although there can be no assurance in this regard, we believe that our common shares and each class of our preferred shares have been and will remain “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury regulations; however, we can provide no assurance that our shares will continue to be “regularly traded” on a domestic “established securities market” in future taxable years.

Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder.  Accordingly, a non-U.S. shareholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. shareholder will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. shareholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the IRC in respect of these amounts.  We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. shareholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend.  In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends.  The amount of any tax withheld is creditable against the non-U.S. shareholder’s United States federal income tax liability, and the non-U.S. shareholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

Effective generally from and after 2006, a special “wash sale” rule applies to a non-U.S. shareholder who owns any class of our shares if (1) the shareholder owns more than 5% of that class of shares at any time during the one-year period ending on the date of the distribution described below, or (2) that class of our shares is not, within the meaning of applicable Treasury regulations, “regularly traded” on a domestic “established securities market” such as the NYSE.  Although there can be no assurance in this regard, we believe that our common shares and each class of our preferred shares have been and will remain “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury regulations, all as discussed above; however, we can provide no assurance that our shares will continue to be “regularly traded” on a domestic “established securities market” in future taxable years.  We thus anticipate this wash sale rule to apply, if at all, only to a non-U.S. shareholder that owns more than 5% of either our common shares or any class of our preferred shares.  Such a non-U.S. shareholder will be treated as having made a “wash sale” of our shares if it (1) disposes of an interest in our shares during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. shareholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in our shares, either actually or constructively through a related party, during the 61-day period beginning 30 days prior to the ex-dividend date.  In the event of such a wash sale, the non-U.S. shareholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest.  As discussed above, a non-U.S. shareholder’s gain from the sale or exchange of a United States real property interest can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

If for any taxable year we designate capital gain dividends for our shareholders, then the portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our shares.

Tax treaties may reduce the withholding obligations on our distributions.  Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions.  You must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits.  If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the shareholder’s United States federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS.  The 35% withholding tax rate discussed above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the current 15% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders.  Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.  In the case of any in kind distributions of property, we or other applicable withholding agents will have to collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure.

If our shares are not “United States real property interests” within the meaning of Section 897 of the IRC, then a non-U.S. shareholder’s gain on sale of these shares (including a conversion of our series D cumulative convertible preferred shares into common shares) generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain.  Our shares will not constitute a United States real property interest if we are a “domestically controlled REIT.”  A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% in value of its shares is held directly or indirectly by foreign persons.  We believe that we have been and will remain a domestically controlled REIT and thus a non-U.S. shareholder’s gain on sale of our shares will not be subject to United States federal income taxation.  However, because our shares are publicly traded, we can provide no assurance that we have been or will remain a domestically controlled REIT.  If we are not a domestically controlled REIT, a non-U.S. shareholder’s gain on sale of our shares will not be subject to United States federal income taxation as a sale of a United States real property interest, if that class of shares is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of that class of shares.  In this regard, because the shares of others may be redeemed,  and in the case of the series D cumulative convertible preferred shares, are convertible, a non-U.S. shareholder’s percentage interest in a class of our shares may increase even if it acquires no additional shares in that class.  If the gain on the sale of our shares were subject to United States federal income taxation, the non-U.S. shareholder will generally be subject to the same treatment as a U.S. shareholder with respect to its gain, will be required to file a United States federal income tax return reporting that gain, and a corporate non-U.S. shareholder might owe branch profits tax under Section 884 of the IRC.  A purchaser of our shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT.  Otherwise, a purchaser of our shares from a non-U.S. shareholder may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS.

Backup Withholding and Information Reporting

Information reporting and backup withholding may apply to distributions or proceeds paid to our shareholders under the circumstances discussed below.  The backup withholding rate is currently 28% and is scheduled to increase to 31% after 2010.  Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the REIT shareholder’s federal income tax liability.  In the case of any in kind distributions of property by us to a shareholder, we or other applicable withholding agents will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of the property that our shareholder would otherwise receive, and the shareholder may bear brokerage or other costs for this withholding procedure.

A U.S. shareholder will be subject to backup withholding when it receives distributions on our shares or proceeds upon the sale, exchange, redemption, retirement or other disposition of our shares, unless the U.S. shareholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

•                  provides the U.S. shareholder’s correct taxpayer identification number; and

•                  certifies that the U.S. shareholder is exempt from backup withholding because it is a corporation or comes within another exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. shareholder has not provided and does not provide its correct taxpayer identification number on the IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the REIT or other withholding agent may have to withhold a portion of any distributions or proceeds paid to it. Unless the U.S. shareholder has established on a properly executed IRS Form W-9 or substantially similar form that it is a corporation or comes within another exempt category, distributions or proceeds on our shares paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

Distributions on our shares to a non-U.S. shareholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. shareholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. shareholder is subject to withholding on distributions on our shares or whether the withholding was reduced or eliminated by an applicable tax treaty.  Also, distributions paid to a non-U.S. shareholder on our shares may be subject to backup withholding, unless the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form in the manner described above.  Similarly, information reporting and backup withholding will not apply to proceeds a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our shares, if the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form.  Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our shares if the non-U.S. shareholder receives those proceeds through a broker’s foreign office.

Other tax consequences.

Our tax treatment and that of our shareholders may be modified by legislative, judicial, or administrative actions at any time, which actions may be retroactive in effect.  The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes, new regulations, revisions to existing regulations, and revised interpretations of established concepts are issued frequently.  Likewise, the rules regarding taxes other than federal income taxes may also be modified.  No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our shareholders.  Revisions to tax laws and interpretations of these laws could adversely affect the tax or other consequences of an investment in our shares.  We and our shareholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our shareholders transact business or reside.  These tax consequences may not be comparable to the federal income tax consequences discussed above.

ERISA Plans, Keogh Plans and Individual Retirement Accounts

General Fiduciary Obligations.

Fiduciaries of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, must consider whether:

•                  their investment in our shares satisfies the diversification requirements of ERISA;

•                  the investment is prudent in light of possible limitations on the marketability of our shares;

•                  they have authority to acquire our shares under the applicable governing instrument and Title I of ERISA; and

•                  the investment is otherwise consistent with their fiduciary responsibilities.

Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities.  In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation. Fiduciaries of any IRA, Roth IRA, Keogh Plan or other qualified retirement plan not subject to Title I of ERISA, referred to as “non-ERISA plans,” should consider that a plan may only make investments that are authorized by the appropriate governing instrument.

Fiduciaries considering an investment in our securities should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria or is otherwise appropriate.  The sale of our securities to a plan is in no respect a representation by us or any underwriter of the securities that the investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that the investment is appropriate for plans generally or any particular plan.

Prohibited Transactions.

Fiduciaries of ERISA plans and persons making the investment decision for an IRA or other non-ERISA plan should consider the application of the prohibited transaction provisions of ERISA and the IRC in making their investment decision. Sales and other transactions between an ERISA or non-ERISA plan, and persons related to it, are prohibited transactions.  The particular facts concerning the sponsorship, operations and other investments of an ERISA plan or non-ERISA plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it.  A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA plans, may also result in the imposition of an excise tax under the IRC or a penalty under ERISA upon the disqualified person or party in interest with respect to the plan.  If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or Roth IRA is maintained or his beneficiary, the IRA or Roth IRA may lose its tax-exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction, but no excise tax will be imposed.

Fiduciaries considering an investment in our securities should consult their own legal advisors as to whether the ownership of our securities involves a prohibited transaction.

“Plan Assets” Considerations.

The Department of Labor, which has administrative responsibility over ERISA plans as well as non-ERISA plans, has issued a regulation defining “plan assets.” The regulation generally provides that when an ERISA or non-ERISA plan acquires a security that is an equity interest in an entity and that security is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA plan’s or non-ERISA plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant.

Each class of our shares (that is, our common shares and any class of preferred shares that we have issued or may issue) must be analyzed separately to ascertain whether it is a publicly offered security. The regulation defines a publicly offered security as a security that is “widely held,” “freely transferable” and either part of a class of securities registered under the Exchange Act, or sold under an effective registration statement under the Securities Act of 1933, as amended, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred.  Each class of our outstanding shares has been registered under the Exchange Act.

The regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.  Our common shares and our preferred shares have been widely held and we expect our common shares and our preferred shares to continue to be widely held.  We expect the same to be true of any additional class of preferred stock that we may issue, but we can give no assurance in that regard.

The regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

•                  any restriction on or prohibition against any transfer or assignment which would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

•                  any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer which are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

•                  any administrative procedure which establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

•                  any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

We believe that the restrictions imposed under our declaration of trust and bylaws on the transfer of shares do not result in the failure of our shares to be “freely transferable.”  Furthermore, we believe that there exist no other facts or circumstances limiting the transferability of our shares which are not included among those enumerated as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer which would not be among the enumerated permissible limitations or restrictions.

Assuming that each class of our shares will be “widely held” and that no other facts and circumstances exist which restrict transferability of these shares, we have received an opinion of  our counsel, Sullivan & Worcester LLP, that our shares will not fail to be “freely transferable” for purposes of the regulation due to the restrictions on transfer of the shares under our declaration of trust and bylaws and that under the regulation each class of our currently outstanding shares is publicly offered and our assets will not be deemed to be “plan assets” of any ERISA plan or non-ERISA plan that invests in our shares.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

The Company hereby files the following exhibits:

8.1	Opinion of Sullivan & Worcester LLP as to tax matters.

10.1	Business Management Agreement dated June 8, 2009, between HRPT Properties Trust and Reit Management & Research LLC.

10.2	Transaction Agreement dated June 8, 2009, between HRPT Properties Trust and Government Properties Income Trust.

23.1	Consent of Sullivan & Worcester LLP (contained in Exhibit 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HRPT PROPERTIES TRUST

By:	/s/ John C. Popeo
Name:	John C. Popeo
Title:	Treasurer and Chief Financial Officer

Dated:  June 8, 2009